Prospectus Supplement filed under Rule 424(b)(3)

in connection with Registration No. 333-128310

PROSPECTUS SUPPLEMENT NO. 2 DATED January 17, 2007

(To Prospectus Dated October 17, 2005)

IMMUNOMEDICS, INC.

This is a supplement (“Prospectus Supplement No. 2”) to our prospectus, dated October 17, 2005, as supplemented by Prospectus Supplement No.1 thereto, dated November 29, 2006 (collectively, the “Prospectus”), relating to the offer and sale by certain selling securities holders of (i) an aggregate of up to $37,675,000 principal amount of our 5% senior convertible notes due May 1, 2008 (the “5% Notes”), (ii) warrants (the “Warrants”) to purchase up to 2,878,144 shares of our common stock and (iii) up to 17,257,915 shares of our common stock issuable upon conversion of the 5% Notes and exercise of the Warrants and up to 2,940,630 shares of common stock which may be issued and paid in lieu of cash, at our option, as interest on the 5% Notes.

This Prospectus Supplement No. 2 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

On December 31, 2006, Gaia Offshore Master Fund, LP changed its name to Promethean I Master Ltd. The following table amends and supplements, as of December 31, 2006, the information set forth in the Prospectus under the caption Selling Securities Holders” by superseding the information contained in the Prospectus relating to Gaia Offshore Master Fund, LP:

Securities Holder Name	5% Notes $	Registered		Total Number Shares Owned	Percent Shares Owned	Shares of Remaining if All Registered are Sold
		Warrant	Shares (1)
Promethean I Master Ltd.	1,000,000	76,394	458,073	461,262(2)	0.8%(2)	0

(1)	Includes shares underlying the 5% Notes and shares underlying the Warrants. Promethean I Master Ltd. (“Promethean I”) may also be deemed to beneficially own shares of common stock beneficially owned by HFTP Investments LLC (“HFTP”) and Promethean II Master, L.P. (“Promethean II Master”) as a result of being under common control with HFTP and Promethean II Master. As of December 31, 2006, HFTP beneficially owned 1,433,565 shares of common stock and Promethean II Master beneficially owned 411,486 shares of common stock, which amounts are not included in the beneficial ownership amount set forth in this table. Promethean I disclaims beneficial ownership of such securities.
(2)

Promethean Asset Management, LLC, a New York limited liability company (“Promethean”), serves as investment manager to Promethean I Master Ltd. (“Promethean I”) and may be deemed to share beneficial ownership of the shares beneficially owned by Promethean I. Promethean disclaims beneficial ownership of the shares beneficially owned by Promethean I. Mr. James F O’Brien, Jr. indirectly controls Promethean. Mr. O’Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and Promethean I. Promethean I has advised Immunomedics that (i) it is not a broker-dealer, (ii) it does not control and is not controlled by a registered broker-dealer, (iii) it is an affiliate of a registered broker-dealer due solely to its being under common control with a registered broker-dealer, (iv) the broker-dealer that is an affiliate of such selling stockholder was not involved in the acquisition of the securities, and will not be involved in the ultimate sale, of the securities, (v) it acquired the securities in the ordinary course of its business, and (vi) at the time such selling stockholder acquired the securities, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly. The percent of shares owned is based on 57,893,005 shares of Immunomedics as of December 31, 2006.

The information contained in this Prospectus Supplement No. 2 supplements and supersedes, in relevant part, the information contained in the Prospectus. This Prospectus Supplement No. 2 is incorporated by reference into, and should be read in conjunction with, the Prospectus, and is not complete without, and may be delivered or utilized except in connection with, the Prospectus.

The Prospectus, together with this Prospectus Supplement No. 2, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the common stock issuable upon conversion or exercise of the 5% Notes or Warrants. All references in the Prospectus to “this prospectus” are amended to read “this prospectus (as supplemented and amended).”

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 9 OF THE PROSPECTUS BEFORE PURCHASING ANY OF THE SECURITIES OFFERED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 2. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 2 is dated January 17, 2007